Exhibit 99.1

CONSOL Energy Reports Coal, Gas & Power Production;

Increases Earnings Outlook for June Quarter

PITTSBURGH – CONSOL Energy Inc. (NYSE:CNX) reports the following production results for the month of June 2004 and for the quarter ending June 30, 2004:

COAL (Millions of Tons)	June 2004	June 2003	2nd Qtr 2004	2nd Qtr 2003
Northern Appalachia	3.9	3.6	13.0	11.9
Central Appalachia	1.2	1.2	3.5	3.5
Midwest/West			0	0.2
Total	5.1	4.8	16.5	15.5	*

GAS (Billion Cubic Feet)	June 2004	June 2003	2nd Qtr 2004	2nd Qtr 2003
Gross	4.4	4.3	13.8	12.6
Net	3.9	3.7	12.1	11.0

ELECTRICITY (Megawatt Hours)	June 2004	June 2003	2nd Qtr 2004	2nd Qtr 2003
	383	310	1,345	2,352

*	Does not add due to rounding

Note: All production figures include CONSOL Energy’s portion of production from equity affiliates. Gross gas production includes gas attributable to the royalty holder. Electricity, in megawatt hours, represents CONSOL Energy’s 50% interest.

June coal production was improved compared with June 2003 primarily because of the restart of the Loveridge Mine in March.

The company has begun work to reopen its Emery Mine in Utah and expects production to begin in August. The company expects to mine about 200,000 tons in 2004 to meet its production requirements on federal leases. CONSOL Energy is currently in discussion with several customers regarding coal sales. A previously announced agreement to sell the Emery Mine was terminated when the potential buyer failed to secure financing.

Because additional producing wells were completed, gross gas production improved in the June period-to-period comparison. Electricity production improved slightly in the period-to-period comparison, reflecting higher demand for electricity.

The company expects its results for the quarter ending June 2004 to be about $0.25 per diluted share compared with previously provided company guidance of $0.15 to $0.20 per diluted share. Results for the quarter just ended were impacted positively by higher energy prices and cost reductions for retiree health care. The company will provide an analysis of results when it announces earnings on July 26, 2004.

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CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 146.2 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has joint ventures that produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base;

risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

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